UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

SUPER MICRO COMPUTER, INC.

(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 Rock Avenue, San Jose, California 95131

(Address of principal executive offices, including Zip Code)

Registrant’s telephone, including area code: (408) 503-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Agreement of Purchase and Sale

On June 28, 2007, Super Micro Computer, Inc., a Delaware Corporation (“Super Micro”) and CN Fox, LLC a Delaware limited liability company (“CN Fox”) entered into an agreement for purchase and sale (the “Purchase Agreement”) of real property. The Purchase Agreement contemplates that CN Fox will sell to Super Micro its property located at 880 Fox Lane, San Jose, California, consisting of approximately 90,000 square feet of space, as described in the Purchase Agreement (the “Property”). The purchase price for the Property is approximately $11.3 million. Consummation of the sale of the Property is subject to customary closing conditions, including, among others, Super Micro’s review of the Property. Subject to the terms and conditions set forth in the Purchase Agreement, escrow of the Property is expected to close on or about October 15, 2007.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement of Purchase and Sale dated June 28, 2007 between CN Fox , LLC and Super Micro Computer, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: June 29, 2007	By:	/s/ Howard Hideshima
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement of Purchase and Sale dated June 28, 2007 between CN Fox , LLC and Super Micro Computer, Inc